Exhibit 3.2

AGREEMENT OF LIMITED PARTNERSHIP

OF

SUPERIOR ESSEX COMMUNICATIONS LP

This Agreement of Limited Partnership of Superior Essex Communications LP (this “Agreement”), is entered into by and between SE Communications GP Inc., as general partner (the “General Partner”), and Superior Essex Holding Corp, as limited partner (the “Initial Limited Partner”).

WHEREAS, Superior Essex Communications LLC (formerly known as Superior/Essex Corp., Superior Telecommunications Inc. and Superior Essex Communications Inc.), was formed as a Delaware corporation on November 24, 1998, and converted to a Delaware limited liability company on November 7, 2003 (the “Company”);

WHEREAS, by unanimous written consent, the members of the Company approved the conversion of the Company to a Delaware limited partnership and the adoption of this Agreement, pursuant to Section 18-216 of the Delaware Limited Liability Company Act, 6. Del. C § 18-101, et seq. (the “LLC Act”);

WHEREAS, on the date hereof, the Company was converted to a limited partnership (the “Conversion”) pursuant to Section 17-217 of the Delaware Revised Uniform Limited Partnership Act (6 Del. C § 17-101 et seq.), as amended from time to time (the “Act”), and Section 18-216 of the LLC Act, by causing the filing with the Secretary of State of the State of Delaware of a Certificate of Conversion to Limited Partnership and a Certificate of Limited Partnership;

WHEREAS, pursuant to this Agreement and the Conversion, SE Communications GP Inc. is admitted to the Partnership as the sole general partner of the Partnership, and Superior Essex Holding Corp. is admitted to the Partnership as the sole limited partner of the Partnership; and

WHEREAS, SE Communications GP Inc. and Superior Essex Holding Corp. have approved the Conversion and the adoption of this Agreement.

The General Partner and the Initial Limited Partner hereby agree as follows:

1.                                       Name; Conversion.  The name of the limited partnership is Superior Essex Communications LP (the “Partnership”).

2.                                       Effect of Conversion.  Effective as of the time of the Conversion, (i) the Certificate of Formation of the Company and the Limited Liability Company Agreement of the Company, each as in effect immediately prior to the Conversion, are replaced and superseded in their entirety by the Certificate of Limited Partnership and this Agreement, (ii) SE Communications GP Inc. is hereby admitted to the Partnership as the sole general partner of the Partnership, (iii) Superior Essex Holding Corp. is hereby admitted to the Partnership as the sole limited partner of the Partnership, (iv) Superior Essex Holding Corp.’s limited liability company interests in the Company are hereby converted to all of the limited partner interests in the

Partnership (v) SE Communications GP Inc.’s limited liability company interests in the Company are hereby converted to all of the general partner interests in the Partnership, (vi) the General Partner and the Initial Limited Partner are continuing the business of the Company without dissolution in the form of a Delaware limited partnership governed by this Agreement, and (vii) in accordance with Section 17-217(g) of the Act, the Partnership shall constitute a continuation of the existence of the Company in the form of a Delaware limited partnership and, for all purposes of the laws of the State of Delaware, shall be deemed to be the same entity as the Company.

3.                                       Purpose.  The Partnership is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

4.                                       Registered Office.  The registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

5.                                       Registered Agent.  The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

6.                                       Partners.  The names and the business, residence or mailing addresses of the General Partner and the Initial Limited Partner are as follows:

General Partner:
SE Communications GP Inc.
150 Interstate North Parkway
Atlanta, GA 30339

Initial Limited Partner:
Superior Essex Holding Corp.
150 Interstate North Parkway
Atlanta, GA 30339

7.                                       Powers.  The powers of the General Partner include all powers, statutory and otherwise, possessed by general partners under the laws of the State of Delaware. Notwithstanding any other provisions of this Agreement, the General Partner is authorized to execute and deliver any document on behalf of the Partnership without any vote or consent of any other partner.

8.                                       Specific Authorization.  The Partnership is hereby authorized to execute, deliver and perform, and the General Partner on behalf of the Partnership is hereby authorized to execute and deliver, the Fifth Amendment to the Credit Agreement and Consent to Specific Transactions, a supplemental indenture, the Joinder Agreement, the Pledge Agreement Supplement, documents relevant to qualify the Partnership in Georgia, Kansas, Kentucky, North Carolina, South Carolina and Texas, and all documents, agreements, certificates, or financing statements contemplated thereby or related thereto, all without any further act, vote or approval of any other person or entity notwithstanding any other provision of this Agreement, The foregoing authorization shall not be deemed a restriction on the powers of the General Partner to enter into other agreements on behalf of the Partnership.

9.                                       Dissolution.  The Partnership shall dissolve, and its affairs shall be wound up if (a) all of the partners of the Partnership approve in writing, (b) an event of withdrawal of a general partner has occurred under the Act unless the business of the Partnership is continued in accordance with the Act, (c) there are no limited partners of the Partnership unless the business of the Partnership is continued in accordance with the Act, or (d) an entry of a decree of judicial dissolution has occurred under §17-802 of the Act.

10.                                 Capital Contributions.  The partners of the Partnership have contributed cash, or property to the Partnership as described in the books and records of the Partnership.

11.                                 Additional Contribution.  No partner of the Partnership is required to make any additional capital contribution to the Partnership.

12.                                 Allocation of Profits and Losses. The Partnership’s profits and losses shall be allocated in proportion to the capital contributions of the partners of the Partnership.

13.                                 Distributions.  Distributions shall be made to the partners of the Partnership at the times and in the aggregate amounts determined by the General Partner. Such distributions shall be allocated among the partners of the Partnership in the same proportion as their then capital account balances. Notwithstanding any other provision of this Agreement, neither the Partnership, nor the General Partner on behalf of the Partnership, shall be required to make a distribution to a partner of the Partnership on account of its interest in the Partnership if such distribution would violate the Act or other applicable law.

14.                                 Assignments.

(a)                                  The Initial Limited Partner may assign all or any part of its partnership interest in the Partnership and may withdraw from the Partnership only with the consent of the General Partner.

(b)                                 The General Partner may assign all or any part of its partnership interest in the Partnership and may withdraw from the Partnership without the consent of the Initial Limited Partner.

15.                                 Withdrawal.  Except to the extent set forth in Section 12, no right is given to any partner of the Partnership to withdraw from the Partnership.

16.                                 Admission of Additional or Substitute Partners.

(a)                                  One (1) or more additional or substitute limited partners of the Partnership may be admitted to the Partnership with only the consent of the General Partner.

(b)                                 One (1) or more additional or substitute general partners of the Partnership may be admitted to the Partnership with only the consent of the General Partner.

17.                                 Liability of Initial Limited Partner.  The Initial Limited Partner shall not have any liability for the obligations or liabilities of the Partnership except to the extent required by the Act.

18.                                 Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement of Limited Partnership as of the 17th day of June, 2004.

GENERAL PARTNER:

SE COMMUNICATIONS GP INC.

By:	/s/ David S. Aldridge
David S. Aldridge, Vice President and CFO

INITIAL LIMITED PARTNER

SUPERIOR ESSEX HOLDING CORP.

By:	/s/ David S. Aldridge
David S. Aldridge, Vice President and CFO